  As filed with the Securities and Exchange Commission on April 19, 2002


                                                Registration No. 333-85312

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             AMENDMENT NO. 1


                                    To

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                US UNWIRED INC.
            (Exact name of registrant as specified in its charter)

       Louisiana                     4812                 72-1457316
    (State or other      (Primary Standard Industrial  (I.R.S. Employer
    jurisdiction of       Classification Code Number)Identification No.)
    incorporation or
     organization)

                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                                (337) 436-9000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Thomas G. Henning
                    General Counsel and Corporate Secretary
                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                                (337) 436-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

        Louis Y. Fishman and                    Jeffery B. Floyd and
         Maureen F. Brennan                     Caroline B. Blitzer
      Correro Fishman Haygood                  Vinson & Elkins L.L.P.
 Phelps Walmsley & Casteix, L.L.P.             2300 First City Tower
 201 St. Charles Avenue, 46th Floor                 1001 Fannin
 New Orleans, Louisiana 70170-4600           Houston, Texas 77002-6760
           (504) 586-5252                          (713) 758-2222

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in the light of market conditions and other factors.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]




   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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

                                EXPLANATORY NOTE

   On December 19, 2001, we entered into a merger agreement with IWO Holdings, Inc. In that agreement, we agreed to acquire IWO through a merger of our indirect wholly owned subsidiary into IWO. We completed the merger on April 1, 2002. On that date, we assumed IWO's obligations under its warrants. The warrants we assumed continue to have the same terms and are subject to the same conditions set forth in the warrant agreement that governed them immediately prior to the merger, except that:

  . Each warrant outstanding at the time the merger was completed became exercisable thereafter for 12.96401 shares of our common stock. This is equal to the 12.50025 shares of IWO common stock that were issuable upon the exercise of the warrant prior to the merger, multiplied by an exchange ratio of 1.0371 and rounded to the nearest one-hundred-thousandth of a share.

  . The exercise price per share for our common stock issuable upon exercise of a warrant is $6.75, which is equal to the exercise price per share of the warrant prior to the merger, divided by the exchange ratio and rounded to the nearest whole cent.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+Neither we nor the selling warrantholders nor the selling stockholders may + +sell these securities until the registration statement filed with the SEC is + +effective. This prospectus is not an offer to sell these securities and it is + +not soliciting an offer to buy these securities in any state where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION -- DATED APRIL 16, 2002


                                   PROSPECTUS

                               [LOGO] US UNWIRED

                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                                 (337) 436-9000

                   160,000 Warrants to Purchase Common Stock

      2,074,241 Shares of Common Stock Issuable Upon Exercise of Warrants

  We are offering 2,074,241 shares of common stock that are issuable by us upon exercise of warrants that we assumed from IWO Holdings, Inc. when we acquired IWO. Each warrant is currently exercisable for 12.96401 shares of our common stock at an exercise price of $6.75 per share and were initially issued by IWO on February 2, 2001. The warrants expire on January 15, 2011.

  This prospectus also may be used for the resale of the warrants by the holders of the warrants. We refer to these holders as the selling warrantholders.

  Persons who would be considered to be "underwriters" within the meaning of the Securities Act of 1933 may use this prospectus for resale of shares of our common stock that are issued to them upon their exercise of the warrants. We refer to these persons as selling stockholders. They include persons who are our affiliates at the time of the resale or who had been affiliates of IWO within one year prior to the time of the resale.

  This prospectus includes any additional shares of common stock that we may have to issue under the terms of the warrants to avoid dilution of the warrants.

  If all of the warrants are exercised, our net proceeds from our sale of our common stock issuable upon exercise of the warrants will be approximately $13.9 million. We will pay all expenses of this offering, other than commissions and discounts of broker-dealers and market makers.

  There is no market for the warrants. Our common stock is listed on The Nasdaq National Market under the symbol "UNWR". The closing price on April 16, 2002 was $6.52 per share.


  Investing in our securities involves certain risks. See "Risk Factors" on page 4.

  Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              April 16, 2002

                               TABLE OF CONTENTS

                                   Page
                                   ----
About this Prospectus.............   i
Our Business......................   1
The Offering......................   2
Risk Factors......................   4
  Risks Related to the Offering of
   the
  Warrants........................   4
  Other Risks.....................   4
Special Note Concerning Forward-
 Looking Statements...............   5
Dilution..........................   5
Use of Proceeds...................   6
Description of Warrants...........   7

                                    Page
                                    ----
Description of Our Capital Stock..   11
Certain United States Federal
 Income Tax Considerations........   16
Selling Warrantholders............   21
Selling Stockholders..............   30
Plan of Distribution..............   31
Legal Matters.....................   32
Experts...........................   32
Financial Statements..............   33
Where You Can Find More
 Information......................   34
Incorporation by Reference........   35


   You should rely only on the information that is contained in this prospectus or is incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. We and the selling warrantholders and the selling stockholders are offering shares of our common stock and warrants to purchase common stock and common stock issued upon exercise of the warrants, as applicable, and seeking offers to buy such securities only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock or warrants to purchase our common stock.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement we filed with the SEC. It is a type of registration statement that is commonly called a shelf registration. It is called that because it permits securities to be offered on a delayed or continuing basis. We will sell our common stock that is offered by this prospectus when the warrants that we describe herein are exercised. That can occur as early as the date of this prospectus and as late as January 15, 2011, when the warrants will expire. The selling warrantholders can resell warrants at various times determined by each of them, and the selling stockholders, if there are any, who acquire our common stock upon the exercise of warrants can resell that common stock at various times determined by each of them. We call these transactions by selling warrantholders and selling stockholders resales because the warrants have already been sold to them and stock issuable upon exercise of the warrants will first be sold by us to them. Consequently, their sales will be resales. We will not receive any proceeds from any of these resales. This prospectus provides you with a general description of the securities that we and the selling warrantholders and selling stockholders, if any, may offer. You should read both this prospectus and the additional information described under the heading "Where You Can Find More Information" and "Incorporation By Reference."

   Unless this prospectus says otherwise, references in this prospectus to "we," "our" or "us" refer to the combined operations of US Unwired Inc. and its subsidiaries, including IWO Holdings, Inc. and its subsidiaries, which were acquired by us on April 1, 2002. References to "US Unwired" refer only to US Unwired Inc., and not to its subsidiaries.

                                  OUR BUSINESS

   We provide wireless personal communication services, commonly referred to as PCS, in eastern Texas, southern Oklahoma, southern Arkansas, the Florida panhandle, southern Tennessee, upstate New York, New Hampshire (other than the Nashua market) and Vermont; significant portions of Louisiana, Alabama, Georgia and Mississippi; and portions of Massachusetts and Pennsylvania. We are a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint(R) and Sprint PCS(R) brand names in service areas that had approximately
17.6 million residents as of December 31, 2001. Our combined service areas are among the largest in population and subscribers of the Sprint PCS network partners and are contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Jacksonville, Memphis, Atlanta, New York and Boston. For more current information about our markets, you should consult our most recent SEC filings. For more information about these filings, please see "Where You Can Find More Information" and "Incorporation By Reference" on pages 34 to 35 of this prospectus.


   At December 31, 2001, we and two other Sprint PCS network partners that we acquired after that date were providing PCS service to approximately 469,000 subscribers and network coverage of approximately 11.8 million residents or 67% out of approximately 17.6 million total residents. The number of residents in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area.

   In addition, we provide cellular and paging services in parts of southwest Louisiana. As of December 31, 2001, we had approximately 34,200 cellular subscribers and 13,400 paging subscribers.

                                  THE OFFERING

Common Stock Offered by US
 Unwired....................
                              Up to 2,074,241 shares of our common stock issuable upon exercise of warrants that expire on January 15, 2011. The number of shares is subject to adjustment to avoid dilution of the warrants.

Securities Offered by the
 Selling Warrantholders.....
                              Up to 160,000 warrants to purchase shares of our common stock. The warrants entitle the holders to purchase an aggregate of 2,074,241 shares of our common stock. Each warrant entitles the holder to purchase 12.96401 shares of our common stock at an exercise price of $6.75 per share, subject to adjustment as provided in the warrant agreement. Any warrants not exercised prior to January 15, 2011 will expire.

                              The selling warrantholders received their 160,000 warrants in connection with the units offering by IWO on February 2, 2001. The selling warrantholders do not currently own the 2,074,241 shares of our common stock issuable upon exercise of such warrants. They will acquire such shares only upon the exercise of the warrants.

Securities Offered by the
 Selling Stockholders.......
                              Shares of our common stock acquired upon the exercise of the warrants.

                              Some holders of shares of our common stock issued upon the exercise of warrants could be considered to be "underwriters" within the meaning of the Securities Act. We refer to these persons, if any, as selling stockholders. Such selling stockholders may use this prospectus, with an accompanying prospectus supplement that identifies such holder, to resell shares of common stock issued to them upon the exercise of warrants. Selling stockholders would include persons who:

                              .  are our affiliates at the time of the resale;
                                 or

                              . had been affiliates of IWO within one year prior to the resale.

Use of Proceeds.............  If all of the warrants are exercised, we estimate that our net proceeds from our sale of common stock that is covered by this prospectus will be approximately $13.9 million. We currently intend to use the proceeds for general corporate purposes, which may include funding:

                              .  working capital needs and

                              .  capital expenditures.

                              We will not receive any proceeds from sales of the warrants covered by this prospectus by the selling warrantholders or sales of shares of our common stock by the selling stockholders, if there are any. All such proceeds will be received by the selling warrantholders or selling stockholders.

The Nasdaq National Market    UNWR
 Symbol.....................

Risk Factors................  Before investing in the warrants or in our common stock by exercising the warrants or by purchasing shares from a selling stockholder, you should carefully read and consider the information set forth in "Risk Factors" beginning on page 4 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

                                 RISK FACTORS

   IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND INCORPORATED INTO IT BY REFERENCE, YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS.

Risks Related to the Offering of the Warrants

   Because the warrants are not listed on a securities exchange and because we can give no assurance that they will be so listed, purchasers of the warrants may not be able to sell their warrants at the price they desire, if at all.

   We cannot assure you that a liquid market will develop for the warrants, that you will be able to sell the warrants at a particular time or at all, or that the prices you receive when you sell will be favorable. There is currently no public market for the warrants. The initial purchasers of the warrants have in the past made and may in the future make a market in the warrants. They are not obligated to do so. In addition, such market-making activity will be subject to limits imposed by the Securities Act of 1933 and other regulations, and may be limited during the pendency of any shelf registration statement. We do not intend to apply (and are not obligated to apply) for listing of the warrants on any securities exchange or any automated quotation system. Therefore, we cannot make any assurances as to the liquidity of any trading market for the warrants. Future trading prices of the warrants will depend on many factors, including our operating performance and financial condition and the market for similar securities.

   You may not receive a return on investment in the warrants through dividends paid on the shares of our common stock issuable upon the exercise of the warrants.

   We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we intend to retain future earnings to fund our growth. In addition, our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends. Therefore, you will not receive a return on your investment in the warrants by exercising the warrants and receiving a payment of dividends on the shares of our common stock issuable thereunder.

Other Risks

   An investment in us involves a number of other risks. For a discussion of these risk factors, please see:

  .  Our most recent Annual Report on Form 10-K.

  . Pages 22 to 38 of the proxy statement/prospectus that is included in Amendment No. 1 to our registration statement on Form S-4, registration no. 333-81928. We filed Amendment No. 1 on February 11, 2002. Our most recent Annual Report on Form 10-K will be a more current statement about these risk factors, but we urge you to review the information in our proxy statement/prospectus nevertheless.

  . Our other SEC filings that are incorporated by reference into this prospectus. For more information about these and our other SEC filings, please see "Where You Can Find More Information" and "Incorporation By Reference" on pages 34 to 35 of this prospectus.


   These other risks are very important and you should not consider them less significant than the risks described above under "--Risks Related to the Offering of the Warrants" simply because we have not restated them in this prospectus.

               SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. Forward-looking statements are statements about our future business strategy, operations and capabilities, construction plan, construction schedule, financial projections, plans and objectives of management, expected actions of third parties and other matters. Forward-looking statements often include words like believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would or similar words.

   Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. For a discussion of these factors, please consult the discussions of forward-looking statements contained in our most recent SEC filings. For more information about our SEC filings, please see "Where You Can Find More Information" and "Incorporation By Reference" on pages 34 to 35 of this prospectus.


                                    DILUTION

   You should be aware that the price you must pay to purchase our shares upon your exercise of the warrants is greater than our book value per share at December 31, 2001. If you had purchased one share of our common stock on December 31, 2001 at the warrant exercise price of $6.75 per share, that share would have had a net tangible book value of $0.08 on that date. Therefore, you would have suffered immediate dilution of $6.67 from the warrant exercise price.


   You can calculate the approximate amount of dilution, if any, that you will suffer if you exercise warrants by using our financial information provided in our most recent 10-K or 10-Q at the time.

                                USE OF PROCEEDS

   The net proceeds to be received from the exercise of the warrants described in this prospectus, assuming all warrants are exercised, will be approximately $13.9 million. We intend to use such proceeds for general corporate purposes, including funding working capital needs and capital expenditures.

   We will not receive any proceeds from sales of the warrants by the selling warrantholders or sales of shares of our common stock issuable upon exercise of the warrants by the selling stockholders, if any.

                            DESCRIPTION OF WARRANTS

   IWO Holdings, Inc. issued the 160,000 warrants pursuant to a warrant agreement with U. S. Bank National Association (fka Firstar Bank, N.A.), as warrant agent. We assumed all of IWO's obligations pursuant to the warrant agreement upon our acquisition of IWO and entered into a supplemental warrant agreement with the warrant agent. The following description is a summary of the material provisions of the warrant agreement, as supplemented. We urge you to read the warrant agreement and the supplemental warrant agreement because they define the rights of a holder of these warrants.


General

   Each warrant entitles the holder to purchase 12.96401 shares of our common stock, or warrant shares, at an exercise price of $6.75 per share. As of the date of this prospectus, all of the warrants remain outstanding. Assuming that all of the outstanding warrants are exercised, the holders of the warrants would be entitled to purchase approximately 1.5% of the issued and outstanding shares of our capital stock on a fully diluted basis as of April 15, 2002. The warrants became exercisable at any time on or after February 15, 2002 and will automatically expire if unexercised at 5:00 p.m. New York City time on January 15, 2011.


   The warrants may be exercised by delivering to the warrant agent the warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase, together with payment of the exercise price. Payment of the exercise price may be made, at the holder's election:

  . by tendering IWO's outstanding 14% senior notes due 2011 having an aggregate principal amount, plus any accrued and unpaid interest, equal to the exercise price; or

  . in cash, by wire transfer or certified or official bank check to the order of US Unwired Inc.

   Upon delivery of the warrant certificate and form of election and payment of the exercise price, the warrant agent will deliver stock certificates representing the number of whole warrant shares to which the holder is entitled. If less than all of the warrants are to be exercised, a new warrant certificate will be issued for the remaining number of warrants. Holders of warrants will be able to exercise their warrants only if a registration statement relating to the common stock underlying the warrants is then in effect, or the exercise of these warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants or other persons to whom it is proposed that warrant shares be issued on exercise of the warrants reside.

   No fractional warrant shares will be issued upon exercise of the warrants. Instead, we will pay to the holder of the exercised warrants an amount in cash equal to the fair value, as determined by our board of directors on the day immediately prior to the date the warrants are presented for exercise, of any fractional warrant shares.

   The holders of the warrants have no right to vote on matters submitted to our stockholders and have no right to receive dividends. The holders of the warrants will not be entitled to share in our assets in the event of liquidation, dissolution or the winding up of our company. If a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us, and the holders of the warrants may, even if sufficient funds are available, receive nothing or less than they would have been entitled to if they had exercised their warrants prior to the commencement of any bankruptcy or reorganization.

   In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of warrant shares, the holders of the warrants may, in some circumstances, be deemed to have received a dividend subject to United States federal income tax. See "Certain United States Federal Income Tax Considerations."

Adjustments

   The number of warrant shares purchasable upon exercise of warrants and payment of the exercise price is subject to adjustment in several circumstances including, among others, the following:

  . the payment by us of stock dividends or distributions of our capital stock on our common stock;

  . changes in our capitalization, such as stock splits or reclassifications of our common stock;

  . the issuance of our common stock or securities convertible into our common stock at a price that is less than the then fair value for such securities;

  . the issuance to all holders of our common stock of rights, options or warrants to purchase our common stock at a price that is less than the then fair value of our common stock; and

  . other events, such as our distribution of assets or debt securities to all holders of our common stock, that could have the effect of depriving holders of the warrants of the benefit of all or a portion of the purchase rights evidenced by the warrants.

   No adjustment need be made for any of the above transactions if holders of warrants participate in the transaction on a basis that our board of directors determines to be fair and appropriate.

   In addition, no adjustment need be made for, among other things:

  . the adoption of a stockholder rights plan or the issuance of rights under such a plan;

  . the issuance of our common stock upon the exercise of any option granted or warrant issued prior to February 2, 2001; and

  . the issuance of our common stock upon the exercise of any option granted or warrant issued after February 2, 2001 at an exercise price per share at least equal to the fair value of the common stock at the time of such grant or issuance.

   In the case of a consolidation or merger of our company, or the sale of all or substantially all of the assets of our company to another person or entity:

  . each warrant will then represent the right to receive the kind and amount of shares of stock or other securities or property to which the warrant holder would have been entitled had the warrant been exercised immediately prior to this transaction; and

  . if our company does not survive in any transaction, the surviving entity will assume our obligations under the warrant agreement.

Reservation of Shares

   We have authorized and will at all times reserve and keep available the number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants.

Amendment

   From time to time, we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement for several purposes, including curing defects or inconsistencies or making changes that do not adversely affect the legal rights of any warrant holder. Any amendment or supplement that adversely affects the legal rights of the warrant holders requires the written consent of the holders of a majority of the then outstanding warrants, excluding any warrants held by us or any of our affiliates.

Registration Rights

   When we acquired IWO, we assumed certain of its obligations under a warrant registration rights agreement that IWO entered into when it issued the warrants. Our obligations include:

  .  filing the registration statement of which this prospectus forms a part;

  . making our registration statement effective under the Securities Act by the date we acquired IWO; and

  . keeping our registration statement continuously effective generally until the earlier of January 15, 2011 and the first date on which:

    . all of the warrants have been exercised under the registration statement; or

    . all warrant shares, other than warrant shares issued upon exercise of a warrant under the registration statement, have been disposed of by the holders under the registration statement or distributed to the public under Rule 144 of the Securities Act.

   However, as long as any affiliate of ours holds warrants or shares of our common stock issued upon exercise of the warrants, we will be required to keep this registration statement effective if the affiliate requires us to do that. At the present time, none of our affiliates holds the warrants or shares issued upon exercise of the warrants.

   We may suspend the effectiveness of our registration statement and suspend the use of any prospectus and we shall not be required to amend or supplement our registration statement, any related prospectus or any document incorporated therein by reference, other than an effective registration statement being used for an underwritten offering, for periods not to exceed 60 consecutive days and no more than two times in any calendar year, if:

  . an event or circumstance occurs and is continuing as a result of which the registration statement, any related prospectus or any document incorporated by reference or proposed to be filed would, in our good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading; and

  . we determine in our good faith judgment that the disclosure of this event at that time would have a material adverse effect on our business, operations or prospects, or the disclosure otherwise relates to a material business transaction or development which has not yet been publicly disclosed.

   Each selling warrantholder or selling stockholder that sells under the registration statement generally will:

  . be required to be named as a selling holder in the related prospectus and to deliver a prospectus to the purchaser;

  . be subject to the civil liability provisions under the Securities Act in connection with the warrants or warrant shares;

  . be bound by the provisions of the warrant agreement which are applicable to a holder; and

  . be required to deliver to us information that we need to use in our registration statement of which this prospectus is a part.

Liquidated Damages

   The warrant registration rights agreement provides that if we fail to get our registration statement effective timely, or to keep it continuously effective until the date on which the transfer of all of the warrants and warrant shares is not restricted under the Securities Act, then we will be required to pay liquidated damages to each holder of a warrant whose transfer is restricted.

   The liquidated damages paid to each such holder will be in an amount equal to $0.03 per week per warrant for each week or portion of a week that our failure continues for the first 90-day period, increasing by $0.02 per week per warrant with respect to each subsequent 90-day period, up to a maximum weekly liquidated damages amount of $0.07 per week per warrant. The provision for liquidated damages will continue until the warrant registration default has been cured. We will not be required to pay liquidated damages for more than one warrant registration default at any given time.

   Liquidated damages accrued as of January 15 or July 15 of each year will be payable on that date. All accrued liquidated damages shall be paid by us to warrant holders entitled to liquidated damages in accordance with the warrant agreement.

                        DESCRIPTION OF OUR CAPITAL STOCK

General

   In this section the pronoun "we" or "us" means US Unwired Inc. and not other members of its corporate family.

   As of the date of this prospectus, we were authorized to issue one billion shares of our capital stock, of which 800,000,000 were shares of our common stock, par value $.01 per share, and 200,000,000 were shares of our preferred stock. For information about our outstanding shares on any subsequent date, please consult our most recent SEC filings. For more information about our SEC filings, please see "Where You Can Find More Information" and "Incorporation By Reference" on pages 34 to 35 of this prospectus.


   The following information assumes that our stockholders will adopt changes to our articles of incorporation that our board of directors proposed for adoption at our annual stockholders meeting to be held April 23, 2002. You can read about these changes in the definitive proxy statement that we filed with the SEC on March 22, 2002. This proxy statement is incorporated by reference into this prospectus. See "Incorporation by Reference" on page 35.


Common Stock

   Our common stock has one vote per share and votes in electing directors and generally on all matters that require a vote of stockholders. Holders of common stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to the preferences of any preferred stock outstanding, holders of common stock are entitled to any dividends that may be declared by our board of directors. If we liquidate or dissolve, holders of our common stock are entitled to anything that is left after we have paid all of our liabilities and the liquidation preference of any preferred stock outstanding.

Preferred Stock

   Our articles of incorporation allow our board of directors to issue our preferred stock in different series and to establish by an amendment to our articles of incorporation the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions that apply to each series of our preferred stock.

Stockholder Agreements

   On October 29, 1999 and February 15, 2000, we entered into agreements with four members of the Henning family, each of whom is a member of our board of directors, and the then holders of our preferred stock, including The 1818 Fund. All of the preferred stock was converted into common stock in May 2000. Only one of the former preferred stockholders, The 1818 Fund, still owns this common stock. In May 2000, these agreements were amended and as amended they:

  . require the Henning family members to permit a former preferred holder who holds at least 5% of our common stock to participate proportionately in any sale by Henning family members of 20% or more of their stock to a third party,

  . require us to recommend up to two directors nominated by the former preferred holders, and

  . prohibit us, the Henning family members and the former preferred holders from taking any action, without specified stockholder approval, that would make us ineligible to hold any of our FCC licenses.

Certain Charter, By-Law and Statutory Provisions

   The following sections describe certain provisions of our articles of incorporation and by-laws, and of the Louisiana Business Corporation Law. As stated above, they include the effect of changes to our articles of incorporation that our stockholders will vote on at our annual meeting on April 23, 2002, as if these changes had already been adopted.

   Classified board of directors. Our articles of incorporation divide the members of our board of directors into three classes, which are designated Class I, Class II and Class III. The members of each class serve for a three-year term. The terms are staggered, which means that each year the term of only one of the classes expires. Staggering directors' terms makes it more difficult for a potential acquiror to seize control of a target company through a proxy contest, even if the acquiror controls a majority of the company's stock, because only one-third of the directors stand for election in any one year.

   Special meetings of stockholders. Our articles of incorporation provide that any stockholder or stockholders holding at least 80% of our total voting power may require us to hold a special meeting of stockholders. In addition, any stockholder or group of stockholders holding at least 80% of the total voting power of any class or series of our stock may require us to hold a meeting of stockholders of that class or series. Our by-laws permit our board of directors or a majority of the number of directors who constitute our full board of directors to call a special meeting of stockholders at any time.

   Advance notice requirements for director nominations and stockholder proposals. Our by-laws provide that our board of directors may nominate candidates for election as directors and may propose matters to be voted on by our stockholders at our annual stockholders meetings and any special stockholders meetings. Our by-laws provide that such nominations and proposals may also be made for our annual meetings by any stockholder who is entitled to vote at the annual meeting, but only if the stockholder delivers a timely notice to us and otherwise has complied with specified notice procedures contained in the by-laws. A notice for an annual meeting will be timely if the stockholder delivers it to us no later than 90 days, and no earlier than 120 days, before the first anniversary of our annual meeting for the prior year. An exception applies if our annual meeting is held more than 30 days before or more than 60 days after that anniversary. In that case, the notice must be delivered to us no earlier than 120 days before the annual meeting date and no later than the later of the following: 90 days before the annual meeting date or 10 days after we publicly announce the date of the annual meeting. Generally, only our board of directors, or the directors or stockholders who call a special meeting of stockholders, may propose matters for action at that special meeting. If the election of directors is a specific purpose of a special meeting called by the board of directors or by a majority of the board, then stockholders may make nominations just as they are permitted to do for annual meetings. In that case, the notice must be delivered to us no earlier than 120 days before the special meeting date and no later than the later of the following: 90 days before the special meeting date or 10 days after we publicly announce the date of the special meeting.

   Limitation of liability of directors and officers. Our articles of incorporation provide that our directors and officers will not be liable to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for:

  . a breach of a director's or officer's duty of loyalty to us or our stockholders,

  . acts or omissions by directors or officers that are not in good faith or that involve intentional misconduct or a knowing violation of law,

  . liability for unlawful distributions of our assets to our stockholders, or unlawful redemptions or repurchases of our shares from our stockholders, to the extent provided in the Louisiana Business Corporation Law, and

  . any transaction in which a director or officer receives an improper personal benefit.

   Indemnification of directors and officers. Our by-laws provide that we must indemnify our directors and officers for claims made against them as our directors or officers so long as they have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. In the case of a criminal proceeding they also must not have had reasonable cause to believe the conduct was unlawful.

   Redemption of capital stock. Our articles of incorporation permit us to purchase shares of our stock at fair market value from any stockholder whose ownership of our stock:

  . causes us to violate foreign ownership restrictions that apply to us as a FCC licensee,

  . would prevent us from holding any governmental license or franchise that is necessary to our business,

  .  would delay us in obtaining any necessary license or franchise, or

  . would materially increase our cost of obtaining or operating under any necessary license or franchise.

   If we redeem shares, we must pay the fair market value based on market prices. We may pay the redemption price in cash or in debt or equity securities of us or our subsidiaries, or any combination of these things.

   Removal of directors. Our articles of incorporation provide that any director, other than a director who is elected by any series of preferred stock, may be removed only if there is cause for the removal and if holders of 80% or more of our total voting power vote in favor of removing the director. If a director, other than a director who is elected by any series of preferred stock, is removed, our board of directors has the exclusive right to fill the vacancy for 90 days after it occurs. If the board of directors fails to act during that period, our stockholders may fill the vacancy.

   Adoption and amendment of by-laws. Our articles of incorporation provide that new by-laws may be adopted by a majority vote of the number of directors who constitute the entire board of directors. Our by-laws may be amended or repealed by the same vote of our board of directors or by the affirmative vote of at least 80%, and in specified cases 85%, of the total voting power of our stockholders. Even though our stockholders have the power to amend or repeal our by-laws, they do not have the power to adopt new by-laws covering matters not already covered in the by-laws.

   Special stockholder voting requirements. Our articles of incorporation provide for special stockholder voting requirements to approve any of the following:

  .  our merger or consolidation with another entity,

  .  a share exchange of our shares for shares of another entity,

  .  a sale of all or substantially all of our assets,

  .  our dissolution,

  .  an amendment to our articles of incorporation, or

  .  any other proposal that is presented to our stockholders.

   The vote required for these actions is:

  . a majority of our total voting power that is present at the meeting, if the action has been approved by at least two-thirds of the number of directors who constitute the full board of directors, or

  . if the action has not been approved by at least two-thirds of the number of directors who constitute the full board of directors, then the required stockholder vote is:

    . 85% of our total voting power to amend provisions of our articles of incorporation that impose voting requirements greater than a majority,

    . 75% of our total voting power to amend our articles of incorporation in any other way, and

    . 66 2/3% of our total voting power for any merger, consolidation, share exchange, dissolution, or other matter.

   The Louisiana Business Corporation Law provides that if a proposed amendment to our articles of incorporation would adversely affect, within the meaning of the Louisiana Business Corporation Law, the shares of any class or series of our stock, then the amendment must also be approved by holders of the shares of that class or series. Under our articles of incorporation, that approval would require the affirmative vote of the holders of a majority of the voting power of that class or series present at a meeting of that class or series.

   Written consents of stockholders instead of a meeting of stockholders. Our articles of incorporation permit our stockholders to act by a written consent instead of a meeting of stockholders, but only if the written consent is signed by all of our stockholders having voting power on the proposed action. The effect of this is to eliminate stockholder action by written consent, because it would be impractical to obtain the consent of every stockholder. There is one exception to the foregoing: consents of less than all of the holders may be permitted for class votes of series of preferred stock

   Board action. Our articles of incorporation provide that our board of directors may act only by a majority of the number of directors constituting our full board of directors.

Louisiana Fair Price and Control Share Laws

   Our articles of incorporation provide that the following do not apply to us:

  . Louisiana's fair price law, which provides generally that a buyer must pay a price to all stockholders that is generally equal to the highest price the buyer paid to any stockholder.

  . Louisiana's control share law, which provides that persons who acquire specified levels of voting stock may not exercise the vote unless the remaining stockholders vote to allow it. These levels are generally 20%, 33 1/3% and 50%.

Anti-Takeover Provisions

   Prior to our acquisition of IWO on April 1, 2002, we had two classes of common stock. One class had one vote per share and the other, which was held primarily by our founding family, had 10 votes per share. We had little concern about being acquired against the will of our board of directors because the voting power of our founding family and their related interests, even if not completely united, could have prevented an unfriendly acquisition of us. Our issuance of new shares in two recent acquisitions, including the IWO acquisition, and our conversion to just one class of common stock with one vote per share, has significantly reduced the voting power of our founding family. Because of this, our board of directors adopted changes in our bylaws, and proposed changes to our articles of incorporation for adoption at our annual stockholders meeting to be held April 23, 2002. These changes are reflected in the description above of our capital stock and are described more specifically in the definitive proxy statement that we filed with the SEC on March 22, 2002. That proxy statement is incorporated by reference into this prospectus.

   Our board of directors is also considering adopting a stockholder rights plan, or "poison pill" as it is commonly called, that would have the effect of making it difficult or nearly prohibitive for a person to acquire more than a specified percentage of our voting power, or to conclude a tender offer or other takeover proposal, without approval of our board of directors.

   These anti-takeover provisions may discourage offers to acquire us and may permit our board of directors to choose not to entertain offers to purchase us, even offers that are at a substantial premium to the market price of our stock. Our stockholders may therefore be deprived of opportunities to profit from a sale of control.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is The Bank of New
York.

   Our common stock is listed on The Nasdaq National Market under the symbol "UNWR".

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

   The following is a discussion of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of a warrant described in this prospectus, and of a share of common stock acquired upon exercise of such a warrant. This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations.

   You are subject to this discussion if you hold the warrant and any common stock acquired upon exercise as capital assets within the meaning of Section 1221 of the Code.

   This discussion does not address every aspect of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's personal circumstances or to certain categories of investors (such as banks or broker-dealers, insurance companies, pension or other employee benefit plans, tax-exempt organizations or entities, U.S. expatriates, traders in securities that elect mark-to-market accounting, persons holding warrants or common stock as part of a hedging or conversion transaction or a straddle, hybrid entities (i.e. entities that are fiscally transparent for U.S. federal tax purposes but not for foreign tax purposes) or their owners, or holders whose functional currency is not the U.S. dollar. If a partnership holds warrants or shares of our stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. In addition, this discussion does not address the effect of foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a warrant or a share of common stock acquired on exercise of a warrant and, accordingly, we cannot assure you that the IRS will not successfully challenge the tax consequences described below.

   You should consult your own tax advisors as to the particular tax considerations to you of the acquisition, ownership and disposition of the warrants and of common stock acquired on exercise of a warrant, including the effect and applicability of state, local or foreign tax laws.

U.S. Holders

   If you are a U.S. holder, this section applies to you. Otherwise, the section "Tax Treatment of Non-U.S. Holders" applies to you. You are a U.S. holder if you are the beneficial owner of a warrant or a share of common stock acquired on exercise of a warrant and you are:

  .  a citizen or resident of the United States;

  . a corporation, including an entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to that date that elect to continue to be treated as U.S. persons, are also considered to be U.S. persons.

 Tax Treatment of Warrants

   Sale, redemption, lapse or other taxable disposition of a warrant. As a U.S. holder, you will recognize gain or loss upon a sale, redemption, or other taxable disposition of a warrant in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received for the warrant and your tax basis in the warrant. The gain or loss will be capital gain or loss if the common stock to which the warrant relates would be a capital asset in your hands. It will be long-term capital gain or loss if the holding period for the warrant exceeds one year.

   Your tax basis in the warrant equals (1) in the case of holders who are not the original holders of the note-warrant unit, the amount of cash or other property paid to acquire the unit which is allocable to the warrant or (2) in the case of original holders, that portion of the issue price of a unit that was allocated to the warrant based upon the relative fair market values of the note and the warrant comprising the unit. Because the units were originally issued for cash, the issue price of the unit was the first price at which a substantial amount of the units was sold for cash. Under Treasury Regulations, we allocated the issue price of the units between the notes and the warrants. The allocation is binding on all original holders of units, unless such holder explicitly discloses on a form prescribed by the IRS and attached to such holder's timely filed U.S. federal income tax return for the year that includes the acquisition date of the units that its allocation of the issue price of a unit is different from the issuer's allocation. Our allocation is not, however, binding on the IRS. Based on our allocation, the initial tax basis of each warrant was $49.74.

   If warrants are not exercised and are allowed to expire, the warrants will be deemed to have been sold or exchanged on the expiration date resulting in a loss equal to your adjusted tax basis in the warrants. Any such loss will be a capital loss, and the classification of the loss as long-term or short-term capital loss will depend on the holding period for the warrants.

   Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 20% on net long-term capital gain (that is, the excess of long-term capital gains over short-term capital losses). Net capital gain of non-corporate taxpayers attributable to the sale or exchange of assets acquired after December 31, 2000 and held for more than five years generally will be taxed at a maximum rate of 18%. For corporate holders, long-term capital gains are taxed at the same rate as ordinary income. The deductibility of capital losses is restricted and generally may be used only to reduce capital gains.

   Adjustments to conversion ratio. Adjustments made to the number of shares of common stock that may be acquired upon the exercise of a warrant, or the failure to make such adjustments, may result in a constructive distribution to you under Section 305 of the Code. As a result, you may be required to include amounts in income even though you will not have received any cash or other property. In that event, your tax basis in the warrant will be increased by the amount of the dividend.

 Exercise

   No gain or loss will be recognized on the purchase of the common stock for cash upon exercise of the warrants, other than any gain or loss attributable to the receipt of cash in lieu of a fractional share of common stock. If you exercise warrants by tendering notes in payment of the exercise price, you will recognize gain or loss equal to the difference between the exercise price and your adjusted tax basis in the notes tendered.

   The initial adjusted tax basis of the common stock will equal the adjusted tax basis of the warrants plus the exercise price less any cash received in lieu of fractional shares. For tax purposes, the holding period of the common stock will not include the holding period of the warrants.

   Payments on warrant registration default. We believe that if liquidated damages are in fact paid to warrant holders because of a warrant registration default, the additional amounts so paid would be taxable to you as ordinary income in accordance with your method of accounting.

   Dividends received on stock acquired upon exercise of a warrant. Cash distributed on common stock acquired upon exercise of a warrant will be treated as a dividend and taxed as ordinary income to the extent of our current and accumulated earnings and profits attributable to the distribution as determined under U.S. federal income tax principles. If the amount of the distribution exceeds our current and accumulated earnings and profits attributable to the distribution, the distribution will be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the common stock, and the amount, if any, that exceeds your adjusted tax basis will be treated as capital gain and will be long-term or short-term depending on your holding period for the common stock.

   Corporate holders of common stock generally should be eligible for the 70% dividends-received deduction. However, corporate investors should consider certain provisions that may limit the availability of a dividends-received deduction, including but not limited to the holding period rules of Section 246(c) of the Code, the rules of Section 246 of that Code that reduce the dividends-received deduction on dividends on certain debt-financed stock, and the rules in Section 1059 of the Code that reduce the basis of stock and may require the recognition of taxable gain in respect of certain extraordinary dividends, as well as the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

   Disposition of stock. If you sell or dispose of your common stock in a taxable transaction, you will recognize capital gain or loss equal to the difference between the cash and the fair market value of any property received and your adjusted tax basis. If your holding period exceeds one year, you will have long-term capital gain or loss; otherwise you will have short-term capital gain or loss.

   Backup withholding and information reporting. We are required to furnish to record holders of our common stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the common stock. Certain U.S. holders may be subject to backup withholding currently at a 30% rate with respect to dividends paid on common stock or with respect to proceeds received from the disposition of a warrant or a share of common stock. This rate is scheduled to be reduced over time to 28% in 2006. Generally backup withholding will apply unless you provide us or the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or you otherwise establish an exemption from backup withholding.

   Any amount so withheld from payment is allowable as a credit against your U.S. federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Some persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

   Please note that we do not currently pay dividends on our common stock and do not expect to pay dividends on our common stock in the foreseeable future.

Tax Treatment of Non-U.S. Holders

   This discussion is limited to U.S. federal income and estate tax consequences relevant to non-U.S. holders. You are a non-U.S. holder if you are a beneficial owner of a warrant, or share of common stock acquired upon exercise of a warrant, and you are not a U.S. holder.

   This discussion does not address the tax consequences relevant to an expatriate or former long-term resident of the United States or to a person who holds a warrant or share of common stock through a partnership. A person who holds a warrant or share of stock through a hybrid entity may not be entitled to the benefits of a tax treaty. If one of these situations applies to you, you should consult your tax advisor as to the federal, state, local, and foreign tax consequences applicable to you.

   For purposes of this discussion, U.S. trade or business income of a non-U.S. holder generally means gain on a sale, exchange or redemption of a warrant or share of common stock or a dividend on common stock if the dividend or gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder. In most cases where the non-U.S. holder is a resident of a country that has an income tax treaty with the United States, the dividend or gain must also be attributable to a permanent establishment (or fixed base) of the non-U.S. holder in the United States.

   Payments on warrant registration default. We believe that liquidated damages paid in case of a warrant registration default will be characterized as ordinary income. Non-U.S. holders will be subject to a 30% withholding tax, unless such payments are effectively connected with a U.S. trade or business of the holder, in which case the payments would be subject to U.S. federal income tax on a net basis, unless exempt pursuant to a tax treaty because such payments are not attributable to a U.S. permanent establishment of the holder.

   Dividends received on stock acquired upon exercise of a warrant. A non-U.S. holder will generally be subject to withholding of U.S. federal income tax on actual and deemed dividend distributions at a rate of 30% or a lower rate that an applicable income tax treaty may specify. If a dividend were considered to be income effectively connected with a non-U.S. holder's conduct of U.S. trade or business, the dividend would not be subject to this withholding but would be subject to U.S. federal income tax on a net basis, unless exempt pursuant to a tax treaty because it is not attributable to a U.S. permanent establishment maintained by a non-U.S. holder. In the case of a non-U.S. holder that is a corporation, U.S. trade or business income under certain circumstances will also be subject to a branch profits tax at a 30% rate or, if applicable, a lower treaty rate. To claim an exemption from withholding because a dividend is U.S. trade or business income, a non-U.S. holder must satisfy applicable certification and other requirements, such as providing IRS Form W-8ECI.

   For dividends paid after December 31, 2000, a non-U.S. holder of common stock that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements, such as providing IRS Form W-8BEN. A non-U.S. holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing and appropriate claim for refund with the IRS.

   Please note that we do not currently pay dividends on our common stock. Also, we do not expect to pay dividends on our common stock in the foreseeable future.

 Disposition of Warrants or Our Stock

   In general, a non-U.S. holder will not be subject to U.S. federal income tax upon a taxable disposition of a warrant or of our common stock. However, you will be subject to federal income tax on the gains if:

  . the gain is U.S. trade or business income, in which case, if you are a foreign corporation (or a foreign entity treated as a corporation), you may also be subject to the branch profits tax at a 30% rate or, if applicable, a lower treaty rate;

  . you are a nonresident alien individual, you are present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met; or

  . we are a United States real property holding corporation within the meaning of Section 897(c) of the Code, or we have been such a corporation at any time during the shorter of the five year period ending on the date of your sale or other disposition or the period you have held the warrant that is sold or otherwise disposed of.

   We believe that we currently are not a United States real property holding corporation, and we do not anticipate becoming one. No assurance, however, can be provided that we will not become a United States real property holding corporation in the future.

   For a discussion of your tax basis in a warrant, see "Tax Treatment of Warrants--Sale, redemption, lapse or other disposition of a warrant" above. For a discussion of your adjusted tax basis in a share of common stock, see "U.S. Holders--Exercise" above.

 Backup Withholding and Information Reporting

   We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to each non-U.S. holder on common stock (and the tax withheld with respect to the dividends), regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

   Backup withholding generally will not apply to payments of dividends made by us to a non-U.S. holder of common stock if the holder has provided its taxpayer identification number or the required certification described in "--Dividends received on stock acquired upon exercise of a warrant" above. Information reporting may still apply with respect to such dividends even if such certification is provided. In addition, backup withholding may apply if we have actual knowledge, or reason to know, that the holder is a U.S. person.

   Payments of the proceeds of a disposition of warrants or shares of our common stock effected by the U.S. office of a broker will be subject to information reporting and backup withholding tax unless the non-U.S. holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or otherwise establishes and exemption. Information reporting requirements and backup withholding generally will not apply to the payment of the proceeds of the sale of a warrant or our common stock effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale of a warrant or our common stock effected outside the United States by such a broker if it:

  . is a United States person,

  . derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States,

  . is a controlled foreign corporation for U.S. federal income tax purposes, or

  . is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided that the required information is furnished to the IRS.

 United States Federal Estate Tax

   Warrants and common stock acquired upon exercise of the warrants will be included in your estate for United States federal estate tax purposes, unless an applicable estate tax treaty applies otherwise.

                             SELLING WARRANTHOLDERS

   Set forth below is information with respect to the number of warrants and shares of our common stock issuable upon exercise of the warrants owned by each of the selling warrantholders. All of the warrants owned by each selling warrantholder are being registered to permit the resale of such warrants by the selling warrantholders. See "Plan of Distribution."

   We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to these transactions, which may occur from time to time under Rule 415 under the Securities Act, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods. We have agreed to use our reasonable best efforts to keep this registration statement effective until the earlier of:

  .  January 15, 2011;

  . the first date on which all of the warrants have been exercised under the registration statement; or

  . the first date on which all shares of our common stock issuable upon the exercise of the warrants, other than shares issued upon exercise of a warrant under the registration statement, have been disposed of by the holders under the registration statement or distributed to the public under Rule 144 under the Securities Act.

   However, as long as any of our affiliates holds warrants or shares of our common stock issued upon exercise of the warrants, we will be required to keep this registration statement effective if the affiliate requires us to do that. At the present time, none of our affiliates holds the warrants or shares issued upon exercise of the warrants.

   The warrants offered by this prospectus may be offered from time to time by the persons or entities named in the table below:



                                                  Number of
                                              Warrants Offered
                                               (which is also      Number of
                                                the number of   Shares Issuable
                                               warrants owned    Upon Exercise
Name and Address of Selling Warrantholder(1)  on April 1, 2002) of the Warrants
--------------------------------------------  ----------------- ---------------
AIM High Yield Fund..........................      13,320           172,680
 c/o AIM Capital Management
 11 Greenway Plaza #100
 Houston, Texas 77046
AIM High Yield Fund II.......................       1,020            13,223
 c/o AIM Capital Management
 11 Greenway Plaza #100
 Houston, Texas 77046
AIM VI High Yield Fund.......................         240             3,111
 c/o AIM Capital Management
 11 Greenway Plaza #100
 Houston, Texas 77046
AIM Strategic Income Fund....................         400             5,185
 c/o AIM Capital Management
 11 Greenway Plaza #100
 Houston, Texas 77046
CSAM-Australia US High Yield Fund............         200             2,592
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017

                                                  Number of
                                              Warrants Offered
                                               (which is also      Number of
                                                the number of   Shares Issuable
                                               warrants owned    Upon Exercise
Name and Address of Selling Warrantholder     on April 1, 2002) of the Warrants
-----------------------------------------     ----------------- ---------------
Credit Suisse Fixed Income Fund..............         70               907
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
The Common Fund..............................        300             3,889
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
RJR Tobacco Co.-Domestic High Yield..........        150             1,944
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
TTEE Carnegie Mellon Fixed Inc. Fund.........         85             1,101
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
Westmoreland County..........................         25               324
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
PS Retirement System City of St. Louis MO....        200             2,592
 c/o US Bank
 1 US Bank Plaza, Mail Code SL-TW-17SM
 St. Louis, Missouri 63101
CS Bond Fund (Lux) High Yield US.............        100             1,296
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
General Ret. System of the City of Detroit...        500             6,482
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
Alcan Corp. Master Retirement Trust..........        110             1,426
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
University of Maryland.......................         35               453
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
The UCLA Foundation..........................         60               777
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017

                                                Number of
                                            Warrants Offered
                                             (which is also      Number of
                                              the number of   Shares Issuable
                                             warrants owned    Upon Exercise
Name and Address of Selling Warrantholder   on April 1, 2002) of the Warrants
-----------------------------------------   ----------------- ---------------
Mediolanum Top Managers Global HY Fund.....         900            11,667
 c/o Dexia BIL Dublin Branch
 Upper Grand Canal Street
 Grand Canal House
 Dublin
 Ireland
SEI Global-High Yield Fixed Income.........         150             1,944
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
Credit Suisse Institutional U.S. Core......          50               648
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
Multi-Style, Multi-Manager Funds PLC.......         600             7,778
 c/o Credit Suisse Asset Management
 466 Lexington Avenue, 14th Floor
 New York, New York 10017
TCW Group, Inc.............................      25,000           324,100
 400 South Hope Street, 3rd Floor
 Los Angeles, California 90071
USAA Mutual Fund, Inc.
 USAA High Yield Opportunities Fund........         500             6,482
 9800 Fredericksburg Road
 San Antonio, Texas 78288
W&R Target Funds, Inc.-- High Income
 Portfolio.................................       1,500            19,446
 6300 Lamar Avenue
 P.O. Box 29217
 Shawnee Mission, Kansas 66201-9217
Waddell & Reed Advisors High Income
 Fund, Inc. ...............................       6,750            87,507
 6300 Lamar Avenue
 P.O. Box 29217
 Shawnee Mission, Kansas 66201-9217
W&R Fund, Inc.--High Income Fund...........         250             3,241
 6300 Lamar Avenue
 P.O. Box 29217
 Shawnee Mission, Kansas 66201-9217
Lutheran Brotherhood High Yield............       1,500            19,446
 625 4th Avenue South MS #1010
 Minneapolis, Minnesota 55415
LB Series Fund, Inc.-High Yield............       2,500            32,410
 625 4th Avenue South
 Minneapolis, Minnesota 55415

                                                  Number of
                                              Warrants Offered
                                               (which is also      Number of
                                                the number of   Shares Issuable
                                               warrants owned    Upon Exercise
Name and Address of Selling Warrantholder     on April 1, 2002) of the Warrants
-----------------------------------------     ----------------- ---------------
Mason Street Funds, Inc.
 Asset Allocation Fund......................           50              648
 720 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202
Mason Street Funds, Inc.
 High Yield Bond Fund.......................          350            4,537
 720 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202
Northwestern Mutual Series Fund, Inc.
 High Yield Bond Portfolio..................        1,150           14,908
 720 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202
Greenwich St. Series Fund: Diversified
 Strategic Income Portfolio.................          375            4,861
 c/o Smith Barney Asset Management--High
 Yield Funds
 333 West 34th Street, Second Floor
 New York, New York 10001
Global Horizon Series: Diversified Strategic
 Income Portfolio...........................          375            4,861
 c/o Smith Barney Asset Management--High
 Yield Funds
 333 West 34th Street, Second Floor
 New York, New York 10001

Smith Barney Income Funds--
 Smith Barney High Income Fund..............        2,735           35,456
 333 West 34th Street, Second Floor
 New York, New York 10001
High Income Opportunity Fund, Inc...........        1,185           15,362
 c/o Smith Barney Asset Management--High
 Yield Funds
 333 West 34th Street, Second Floor
 New York, New York 10001
Managed High Income Portfolio, Inc..........          720            9,334
 c/o Smith Barney Asset Management--High
 Yield Funds
 333 West 34th Street, Second Floor
 New York, New York 10001
Smith Barney Income Funds--
 Smith Barney Balanced Fund.................          375            4,861
 c/o Smith Barney Asset Management--High
 Yield Funds
 333 West 34th Street, Second Floor
 New York, New York 10001
Travelers Series Fund, Inc.--Smith Barney
 High Income Portfolio......................          375            4,861
 c/o Smith Barney Asset Management--High
 Yield Funds
 333 West 34th Street, Second Floor
 New York, New York 10001

                                                  Number of
                                              Warrants Offered
                                               (which is also      Number of
                                                the number of   Shares Issuable
                                               warrants owned    Upon Exercise
Name and Address of Selling Warrantholder     on April 1, 2002) of the Warrants
-----------------------------------------     ----------------- ---------------
Eaton Vance Boston Income Portfolio.........        5,600            72,598
 c/o Eaton Vance Management
 255 State Street
 Boston, Massachusetts 02188
Eaton Vance High Income Portfolio...........        8,400           108,897
 c/o Eaton Vance Management
 255 State Street
 Boston, Massachusetts 02188

Goldman Sachs Asset Management..............        3,750            48,615
 c/o 32 Old Slip, 24th Floor
 New York, New York 10005
Salomon Brothers Global Horizon Fund--
 US High Yield Bond Fund....................          375             4,861
 c/o Smith Barney Asset Management--High
 Yield Funds
 333 West 34th Street, Second Floor
 New York, New York 10001
AIM Capital U.S. High Yield Fund............           20               259
 c/o AIM Capital Management
 11 Greenway Plaza, #100
 Houston, Texas 77046
CEMEX, Inc..................................           20               259
 c/o Metropolitan West Asset Management
 11766 Wilshire Boulevard, Suite 1580
 Los Angeles, California 90025
Chi Pension Liquidating.....................           20               259
 c/o State Street IMS
 P.O. Box 7930
 Newport Beach, California 92658
Chi-Non Pension Liquidating.................           60               777
 c/o State Street IMS
 P.O. Box 7930
 Newport Beach, California 92658
Credit Suisse Bond Fund High Yield USA......          100             1,296
 c/o BBH & Co.--Corporate Action Department
 525 Washington Boulevard, 11th Floor
 Jersey City, New Jersey 07310

Diversified Investment Advisors (DIA) Fund..        1,000            12,964
 c/o Eaton Vance Management
 255 State Street
 Boston, Massachusetts 02109
First Initiative Ins. Liquidating...........           10               129
 c/o State Street IMS
 P.O. Box 7930
 Newport Beach, California 92658

                                                 Number of
                                             Warrants Offered
                                              (which is also      Number of
                                               the number of   Shares Issuable
                                              warrants owned    Upon Exercise
Name and Address of Selling Warrantholder    on April 1, 2002) of the Warrants
-----------------------------------------    ----------------- ---------------
Goldman Sachs Asset Management..............         250             3,241
 c/o 32 Old Slip, 24th Floor
 New York, New York 10005
Northwestern Mutual Life Insurance Co.
 (General Account)..........................      13,500           175,014
 720 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202
Northwestern Mutual Life Insurance Co.
 (Group Annuity Separate Account)...........       1,400            18,149
 720 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202
Northwestern Mutual Series Fund, Inc.
 (Asset Allocation Portfolio)...............          50               648
 720 East Wisconsin Avenue
 Milwaukee, Wisconsin 53202
Smith Barney Income Funds
 Diversified Strategic Income Portfolio.....         375             4,861
 c/o Smith Barney Asset Management--High
 Yield Funds
 333 West 34th Street, Second Floor
 New York, New York 10001
Putnam High Yield Trust.....................       3,150            40,836
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam High Yield Advantage Fund............       2,660            34,484
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam High Income Convertible and Bond
 Fund.......................................          60               777
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Variable Trust--Putnam VT High Yield
 Fund.......................................       1,190            15,427
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Variable Trust--Putnam VT Global
 Asset Allocation Fund......................         100             1,296
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Master Income Trust..................         320             4,148
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062

                                                  Number of
                                              Warrants Offered
                                               (which is also      Number of
                                                the number of   Shares Issuable
                                               warrants owned    Upon Exercise
Name and Address of Selling Warrantholder     on April 1, 2002) of the Warrants
-----------------------------------------     ----------------- ---------------
Putnam Premier Income Trust.................          820           10,630
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Master Intermediate Income Trust.....          590            7,648
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Diversified Income Trust.............        2,870           37,206
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Convertible Opportunities and Income
 Trust......................................           50              648
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Asset Allocation Funds-Growth
 Portfolio..................................          390            5,055
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Asset Allocation Funds-Conservative
 Portfolio..................................          190            2,463
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Funds Trust--Putnam High Trust II....        2,090           27,094
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Managed High Yield Trust.............          110            1,426
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Strategic Income Fund................          170            2,203
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Putnam Variable Trust--Putnam VT Diversified
 Income Fund................................          520            6,741
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Travelers Series Inc.--Putnam Diversified
 Income Portfolio...........................          110            1,426
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062

                                                 Number of
                                             Warrants Offered
                                              (which is also      Number of
                                               the number of   Shares Issuable
                                              warrants owned    Upon Exercise
Name and Address of Selling Warrantholder    on April 1, 2002) of the Warrants
-----------------------------------------    ----------------- ---------------
Lincoln National Global Asset Allocation
 Fund, Inc..................................         50               648
 c/o Putnam Investment Management, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Abbott Laboratories Annuity Retirement
 Plan.......................................         90             1,166
 c/o The Putnam Advisory Company, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Northrop Grumman Pension Master Trust.......        150             1,944
 c/o The Putnam Advisory Company, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062
Marsh McLennan Companies, Inc. U.S.
 Retirement Plan............................        150             1,944
 c/o The Putnam Advisory Company, LLC
 Investors Way, N-3-L
 Norwood, Massachusetts 02062

Putnam High Yield Managed Trust.............         44               570
 c/o Putnam Fiduciary Trust Company
 Investors Way, N-3-L
 Norwood, Massachusetts 02062

Putnam High Yield Fixed Income Fund, LLC....         90             1,166
 c/o Putnam Fiduciary Trust Company
 Investors Way, N-3-L
 Norwood, Massachusetts 02062

--------

(1) This table reflects beneficial ownership of warrants as reported to us by the beneficial owners or intermediaries through which such owners hold their warrants. Ownership may have been reported by both the beneficial owner and the intermediary and, in that case, some warrants may have been counted twice. We have not been able to determine the extent to which that may have occurred. Also, we have not received information about the warrants from every beneficial owner of warrants, therefore, the number of warrants reflected in this table is less than the total number of warrants outstanding. Please see the final paragraph of this section.




   None of the selling holders named in the table above has had during the past three years any position, office or other material relationship with us or any of our affiliates.


   Because the selling warrantholders may, under this prospectus, offer all or some portion of the warrants, no estimate can be given as to the number of the warrants that will be held by the selling warrantholders upon termination of any sales. In addition, the selling warrantholders above may have sold, transferred or otherwise disposed of all or any portion of their warrants, since the date on which they provided the information regarding their warrants, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

   Only selling warrantholders identified above who beneficially own the securities set forth opposite such selling warrantholder's name in the table above on the effective date of the registration statement of which is prospectus forms a part may sell those securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the warrants by any holder not identified in the table or with respect to warrants not shown in the table, this prospectus should be supplemented to set forth the name and number of warrants beneficially owned by the selling warrantholder intending to sell such warrants, and the number of warrants to be offered. The prospectus supplement will also disclose whether any selling warrantholder selling in connection with the prospectus supplement has, during the three years prior to the date of the prospectus supplement, held any position or office with, been employed by or otherwise had any material relationship with us or any of our affiliates if this information had not been disclosed in this prospectus.

                              SELLING STOCKHOLDERS

   The shares of our common stock issuable upon exercise of the warrants are being registered to permit the resale of such shares by selling stockholders, if any. See "Plan of Distribution." Selling stockholders are persons who are seeking to resell shares of our common stock that they acquired upon exercise of the warrants, and who may be considered to be "underwriters" within the meaning of the Securities Act. These persons would include persons who are our affiliates at the time of the resale or who had been affiliates of IWO within one year prior to the time of the resale.

   We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to these transactions, which may occur from time to time under Rule 415 under the Securities Act, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods. We have agreed to use our reasonable best efforts to keep this registration statement effective until the earlier of:

  .  January 15, 2011;

  . the first date on which all of the warrants have been exercised under the registration statement; or

  . the first date on which all shares of our common stock issuable upon the exercise of the warrants, other than shares issued upon exercise of a warrant under the registration statement, have been disposed of by the holders under the registration statement or distributed to the public under Rule 144 of the Securities Act.

   However, as long as any of our affiliates holds warrants or shares of our common stock issued upon exercise of the warrants, we will be required to keep this registration statement effective if the affiliate requires us to do that. At the present time, none of our affiliates holds the warrants or shares issued upon exercise of the warrants.

   As of the date of this prospectus, there were no persons entitled to use this prospectus as selling stockholders to sell shares of our common stock issuable upon the exercise of warrants. Prior to any use of this prospectus in connection with an offering of shares of our common stock by any holder who is entitled to use this prospectus as a selling stockholder, this prospectus should be supplemented to set forth the name and number of shares of our common stock beneficially owned by the selling stockholder intending to sell such shares of our common stock, and the number of shares of our common stock to be offered. The prospectus supplement will also disclose whether any selling stockholder selling in connection with the prospectus supplement has, during the three years prior to the date of the prospectus supplement, held any position or office with, been employed by or otherwise had a material relationship with us or any of our affiliates.

                              PLAN OF DISTRIBUTION

Our Plan of Distribution

   Our common stock offered by this prospectus will be issued upon exercise of warrants by the warrantholder who exercises them. A warrantholder at any time after the date of this prospectus may exercise the warrants and receive shares that are covered by the registration statement of which this prospectus is a part, at any time, subject to our right to suspend exercises for up to 60 days no more than twice in any calendar year if events occur that require this prospectus to be updated, but our board of directors concludes that disclosure of the event would adversely affect us. The 60-day period may be extended for up to 45 additional days during which the SEC reviews our disclosure of the event that caused us to suspend exercises of warrants. The costs of registering, issuing and maintaining an effective registration statement for the shares of our common stock underlying the warrants have been and will be borne by us.

Distributions by the Selling Warrantholders and the Selling Stockholders

   The warrants and the shares of our common stock issued upon the exercise of the warrants being offered may be sold by the selling warrantholders and the selling stockholders from time to time in:

  .  transactions in the over-the-counter market;

  .  negotiated transactions;

  .  underwritten offerings; or

  .  a combination of these methods of sale.

   The selling warrantholders and selling stockholders may sell the warrants and the shares of our common stock issued upon the exercise of the warrants at:

  .  fixed prices which may be changed;

  .  market prices prevailing at the time of sale;

  .  prices related to prevailing market prices; or

  .  negotiated prices.

   The selling warrantholders and the selling stockholders may also sell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of the rule.

   The selling warrantholders and the selling stockholders may effect these transactions by selling the warrants and/or shares of our common stock issued upon the exercise of the warrants to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling warrantholders and/or the purchasers of the warrants and/or the common stock for whom these broker-dealers may act as agents or to whom they sell as principals, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

   The selling warrantholders and the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with selling warrantholders or selling stockholders. The selling warrantholders and selling stockholders may also enter into options or other transactions with the broker-dealer or other financial institutions which require the delivery to the broker-dealer or other financial institution of the securities covered by this prospectus. The broker-dealer or other financial institution may resell these securities pursuant to this prospectus, as supplemented or amended to reflect the transaction.

   In order to comply with the applicable securities laws of particular states, if applicable, the warrants and shares of our common stock will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the warrants and shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

   The selling warrantholders and selling stockholders and any broker-dealers or agents that participate with the selling warrantholders and/or the selling stockholders in the distribution of the warrants or the shares of our common stock issued upon the exercise of the warrants may be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the warrants or the shares of our common stock issued upon the exercise of the warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

   Each selling warrantholder and selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of common stock by the selling warrantholders and selling stockholders.

Expenses; Indemnification

   We will pay for all costs of this registration, including, without limitation, SEC filing fees and expenses of compliance with state securities or blue sky laws; except that, the selling warrantholders and the selling stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling warrantholders and selling stockholders against particular civil liabilities, including some liabilities under the Securities Act of 1933, or we will compensate them for some of these liabilities.

                                 LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon by our counsel, Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., New Orleans, Louisiana.

   Certain of the tax consequences relating to the warrants and the shares of our common stock issuable upon exercise of the warrants will be passed upon by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

   The consolidated financial statements of US Unwired Inc. appearing in US Unwired Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2001, and the statement of assets sold and the related statements of revenues and expenses of the Sprint Spectrum Albany, Syracuse and Manchester Markets appearing in US Unwired Inc.'s Current Report on Form 8-K filed with the SEC on April 1, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements of US Unwired Inc. and such statement of assets sold and the related statements of revenues and expenses of the Sprint Spectrum Albany, Syracuse and Manchester Markets are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

   The audited historical consolidated financial statements of IWO Holdings, Inc. and its subsidiaries at December 31, 2000 and 2001 and for the period January 1, 1999 through December 20, 1999, for the period December 20, 1999 through December 31, 1999 and for the years ended December 31, 2000 and 2001, incorporated in this prospectus by reference to US Unwired Inc.'s Current Report on Form 8-K dated April 1, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              FINANCIAL STATEMENTS

   Our financial statements are incorporated by reference to our most recent Form 10-K report and any Form 10-Q reports that we filed after our most recent Form 10-K report.

   Financial statements of IWO Holdings, Inc. and pro forma financial statements of us and IWO are each incorporated by reference to our Current Report on Form 8-K dated April 1, 2002.

   Financial statements may also be included in other SEC filings that are incorporated into this prospectus by reference. See "Incorporation by Reference" on page 35 of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at: http://www.sec.gov. Reports, proxy statements and other information pertaining to us may also be inspected at the offices of The Nasdaq National Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

   We filed a registration statement on Form S-3 to register with the SEC the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in our registration statement or the exhibits to the registration statement.

   You should rely only on the information or representations provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Neither we nor the selling warrantholders nor the selling stockholders may make an offer of our securities in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

   Our address on the world wide web is http://www.usunwired.com. The information on our web site is not a part of this document.

                           INCORPORATION BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the completion of the offering of the securities described in this prospectus:


             Filings                           Period or Date Filed
             -------                           --------------------
Our Annual Report on Form 10-K      Year ended December 31, 2001

Our Current Reports on Form 8-K     February 14, 2002, March 21, 2002, April 1,
                                    2002 and April 15, 2002

Our Amendment to Current Report on  March 22, 2002
Form 8-K

Our Definitive Proxy Statement on   March 22, 2002
Schedule 14A

The description of US Unwired's     May 11, 2000
class A common stock set forth in
the registration statement on Form
8-A (File No. 0-22003)

The "Risk Factors" section that     February 11, 2002
appears on pages 22-38 of the
proxy statement/prospectus that is
part of Amendment No. 1 to our
registration statement on Form S-
4, registration no. 333-81928


   In addition to the filings listed above, we incorporate by reference additional documents that we may file with the SEC between the date of this document and the date of the completion of the offering of the securities described in this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC's Internet world wide web site at http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document upon written or oral request to us at the following address:

                                   Treasurer
                                US Unwired Inc.
                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                           Telephone: (337) 310-3500
                              Fax: (337) 310-3250
                            Email: ir@usunwired.com

   We have not authorized anyone to give any information or make any representation about the offering or us that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of that sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

   Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the prospectus which forms a part of this Registration Statement.

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the offerings contemplated by the Registration Statement. All amounts are estimates except the SEC registration fee.

   SEC registration fee................................................ $   -0-
   Printing expenses................................................... $ 3,500
   Legal fees and expenses............................................. $30,000
   Accounting fees and expenses........................................ $30,000
   Miscellaneous....................................................... $ 2,500
                                                                        -------
     Total............................................................. $66,000
                                                                        =======

Item 15. Indemnification of Directors and Officers.

   Section 83A(1) of the Louisiana Business Corporation Law permits corporations to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 83A(2) provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 83(B) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   Any indemnification under Section 83A, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

  . by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

  . if such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

  .  by the stockholders.

   The indemnification provided for by Section 83 shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of stockholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

   Section 24 of the Louisiana Business Corporation Law provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:

  . for any breach of the director's or officer's duty of loyalty to the corporation or its stockholders.

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

  . who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the stockholders, or stock purchases or redemptions in violation of Louisiana law.

  . for any transaction from which the director or officer derived an improper personal benefit.

   Article VI of US Unwired's Articles of Incorporation contains the provisions permitted by Section 24 of the Louisiana Business Corporation Law and permits the Board of Directors to take further action to provide indemnification to, and limit the liability of, to the full extent permitted by law, the directors and officers of US Unwired by causing US Unwired to enter into contracts with our directors and officers, adopting by-laws or resolutions, and causing us to procure and maintain directors' and officers' liability insurance or other similar arrangements, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such by-laws or resolutions or insurance or arrangements.

   Article VI permits the Board of Directors to cause US Unwired to approve for our direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

   Section 11 of our by-laws makes mandatory the indemnification of any of our officers and directors against any expenses, costs, attorneys' fees, judgments, punitive or exemplary damages, fines and amounts paid in settlement actually and reasonably incurred by him (as they are incurred) by reason of his position as director or officer of US Unwired or any subsidiary or other specified positions if he is successful in his defense of the matter on the merits or otherwise or has been found to have met the applicable standard of conduct.

   The standard of conduct is met when the director or officer is found to have acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of US Unwired, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. No indemnification is permitted in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 11 further provides that indemnification granted pursuant to this section shall not be deemed exclusive of any other rights to which a director or officer is or may become entitled under any statute, article of incorporation, by-law, authorization of stockholders or directors, agreement or otherwise; and that we intend by this section to indemnify and hold harmless a director or officer to the fullest extent permitted by law.

   We maintain a directors' and officers' liability insurance policy.

Item 16. Exhibits.

   The following documents are filed herewith or incorporated herein by reference.


 Exhibit
 Number                                Description
 -------                               -----------
  3.1    First Restated Articles of Incorporation of US Unwired Inc.
         (Incorporated by reference to Exhibit 3.1 filed with the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 2000.)

  3.2    Form of Second Restated Articles of Incorporation of US Unwired Inc.
         (Incorporated by reference to Exhibit 3.2 filed with the registration statement on Form S-4 filed by the Registrant on February 1, 2002, Registration no. 333-81928.)

  3.3 By-Laws of US Unwired Inc. (Incorporated by reference to Exhibit 3.3 filed with the registration statement on Form S-4 filed by the Registrant and others on December 7, 1999, Registration no. 333-
         92271.)

  4.1*   Specimen of certificate representing the common stock of US Unwired
         Inc.

  4.2    Warrant Agreement, dated as of February 2, 2001, between IWO Holdings,
         Inc. and Firstar Bank, N.A., as warrant agent. (Incorporated by reference to Exhibit 10.20 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One
         Corporation on April 13, 2001, Registration no. 333-58902.)

  4.3*   First Supplemental Warrant Agreement, dated as of April 1, 2002, among
         IWO Holdings, Inc., US Unwired Inc. and U.S. Bank National Association
         (fka Firstar Bank, N.A.).

  4.4 Warrant Registration Rights Agreement, dated as of February 2, 2001, among IWO Holdings, Inc. and Credit Suisse First Boston Corporation
         (acting through an affiliate, Donaldson, Lufkin & Jenrette Securities
         Corporation), Chase Securities Inc., BNP Paribas Securities Corp. and
         UBS Warburg LLC as representatives of the initial purchasers of IWO
         Holdings, Inc.'s senior notes and warrants. (Incorporated by reference to Exhibit 10.21 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation on April 13, 2001, Registration no. 333-58902.)

  5.1**  Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
         regarding the validity of the securities registered hereby.

  8.1* Opinion of Vinson & Elkins L.L.P. regarding certain of the tax consequences relating to the securities registered hereby.

 23.1**  Consent of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
         (included in Exhibit 5.1).

 23.2*   Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

 23.3** Consent of Ernst & Young LLP relating to the consolidated financial statements of US Unwired Inc.

 23.4**  Consent of PricewaterhouseCoopers LLP.

 23.5** Consent of Ernst & Young LLP relating to the financial statements of Sprint Spectrum Albany, Syracuse and Manchester Markets.

 24*     Power of Attorney (see signature page).

--------

*  Previously filed.


** Filed herewith.

Item 17. Undertakings

   The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Charles, State of Louisiana, on the 16th day of April, 2002.


                                          US UNWIRED INC.

                                                  /s/ Thomas G. Henning
                                          By: _________________________________
                                                    Thomas G. Henning
                                              General Counsel and Corporate
                                                        Secretary



   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.



              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Director, Chief Executive    April 16, 2002
______________________________________  Officer and President
           Robert W. Piper              (Principal Executive
                                        Officer)

                  *                    Chief Financial Officer      April 16, 2002
______________________________________  (Principal Financial
           Jerry E. Vaughn              Officer)

                  *                    Controller (Principal        April 16, 2002
______________________________________  Accounting Officer)
             Don Loverich

                  *                    Director (Chairman of the    April 16, 2002
______________________________________  Board)
       William L. Henning, Jr.

                  *                    Director                     April 16, 2002
______________________________________
          Thomas G. Henning

                  *                    Director                     April 16, 2002
______________________________________
          Lawrence C. Tucker

                  *                    Director                     April 16, 2002
______________________________________
          Charles T. Cannada

                  *                    Director                     April 16, 2002
______________________________________
         Henry P. Hebert, Jr.


   /s/ Thomas G. Henning


*By: ________________________


     Thomas G. Henning


      Attorney-in-Fact

                               INDEX TO EXHIBITS


 Exhibit
 Number                                Description
 -------                               -----------
  3.1    First Restated Articles of Incorporation of US Unwired Inc.
         (Incorporated by reference to Exhibit 3.1 filed with the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 2000.)

  3.2    Form of Second Restated Articles of Incorporation of US Unwired Inc.
         (Incorporated by reference to Exhibit 3.2 filed with the registration statement on Form S-4 filed by the Registrant on February 1, 2002, Registration no. 333-81928.)

  3.3 By-Laws of US Unwired Inc. (Incorporated by reference to Exhibit 3.3 filed with the registration statement on Form S-4 filed by the Registrant and others on December 7, 1999, Registration no. 333-
         92271.)

  4.1*   Specimen of certificate representing the common stock of US Unwired
         Inc.

  4.2    Warrant Agreement, dated as of February 2, 2001, between IWO Holdings,
         Inc. and Firstar Bank, N.A., as warrant agent. (Incorporated by reference to Exhibit 10.20 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One
         Corporation on April 13, 2001, Registration no. 333-58902.)

  4.3*   First Supplemental Warrant Agreement, dated as of April 1, 2002, among
         IWO Holdings, Inc., US Unwired Inc. and U.S. Bank National Association
         (fka Firstar Bank, N.A.).

  4.4 Warrant Registration Rights Agreement, dated as of February 2, 2001, among IWO Holdings, Inc. and Credit Suisse First Boston Corporation
         (acting through an affiliate, Donaldson, Lufkin & Jenrette Securities
         Corporation), Chase Securities Inc., BNP Paribas Securities Corp. and
         UBS Warburg LLC as representatives of the initial purchasers of IWO
         Holdings, Inc.'s senior notes and warrants. (Incorporated by reference to Exhibit 10.21 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation on April 13, 2001, Registration no. 333-58902.)

  5.1**  Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
         regarding the validity of the securities registered hereby.

  8.1* Opinion of Vinson & Elkins L.L.P. regarding certain of the tax consequences relating to the securities registered hereby.

 23.1**  Consent of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
         (included in Exhibit 5.1).

 23.2*   Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

 23.3** Consent of Ernst & Young LLP relating to the consolidated financial statements of US Unwired Inc.

 23.4**  Consent of PricewaterhouseCoopers LLP.

 23.5** Consent of Ernst & Young LLP relating to the financial statements of Sprint Spectrum Albany, Syracuse and Manchester Markets.

 24*     Power of Attorney (see signature page).

--------

*  Filed previously.


** Filed herewith.